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                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                   QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
                   AND OTHER DISTINGUISHING CHARACTERISTICS OF
                            SERIES A PREFERRED STOCK

                                       OF

                             IFS INTERNATIONAL, INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation" or the "Company") is IFS INTERNATIONAL, INC.

         2. The certificate of incorporation of the Corporation authorizes the issuance of 25,000,000 shares of Preferred Stock, par value $.001 per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

         RESOLVED, that Twenty Million (20,000,000) of the Twenty-Five Million (25,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and shall possess the rights and privileges set forth below:

                  A. Dividends. No dividends or distributions shall be paid on the Series A Preferred Stock; except that if and when dividends are declared by the Board of Directors of the Corporation with respect to the holders of issued and outstanding shares of Common Stock, out of assets at the time legally available for such purpose, the holder of each issued and outstanding share of Series A Preferred Stock shall be entitled to receive dividends ratably (on the basis of the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible) with the holders of Common Stock when, as and if paid.

                  B.       Liquidation Preference.

                           1. In the event of any liquidation, dissolution or
winding-up of the Corporation, either voluntary or involuntary (a
"Liquidation"), the holders of shares of the Series




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A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series A Preferred Stock, an amount equal to five dollars ($5.00) per share ("Liquidation Value"), subject to adjustment as set forth in Section B.3 of this Designation. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock and the holders of shares of any other series or class of Preferred Stock with a liquidation preference on a parity with the liquidation preference of the Series A Preferred Stock, the holders of all such shares of each such series or class of Preferred Stock, including the Series A Preferred Stock, shall share ratably in the total assets available for distribution in proportion to the respective aggregate Liquidation Value of each series and class (i.e., the product of the per share liquidation value of the shares of such series or class and the total number of shares of such series or class issued and outstanding at the time of Liquidation) bears to the aggregate liquidation value of all such classes or series. After payment shall have been made to the holders of shares of the Series A Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series A Preferred Stock (on the basis of the number of shares of Common Stock into which the shares of Series A Preferred Stock is then convertible) and the holders of shares of the Common Stock shall be entitled to share in all remaining assets of the Corporation available for distribution to its stockholders to the same extent as the holders of Common Stock.

                           2. A merger or consolidation of the Corporation with
or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its stockholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

                           3. If, prior to a Liquidation, the number of
outstanding shares of Series A Preferred Stock is increased by a stock split, stock dividend, or similar event, the liquidation preference of the Series A Preferred Stock shall be proportionately decreased, or if the number of outstanding shares of Series A Preferred Stock is decreased by a combination, reverse stock split or reclassification of shares, or similar event, the liquidation preference of the Series A Preferred Stock shall be proportionately increased.

         C.       Conversion of Series A Preferred Stock.

                  The holders of Series A Preferred Stock shall have the following conversion rights:

                  1. Right to Convert. Each share of Series A Preferred Stock shall be convertible, during the Conversion Period and at the Conversion Number set forth below, into fully paid and nonassessable shares of Common Stock.





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                  2. Mechanics of Conversion. Each holder of Series A Preferred
Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") to the transfer agent of the Series A Preferred Stock (the "Transfer Agent"). The Conversion Notice and the certificate or certificates representing the Series A Preferred Stock for which conversion is elected, duly endorsed (the "Series A Certificates"), shall be delivered to the Transfer Agent via first class mail or courier. The date upon which a Conversion Notice and the Series A Certificates are properly received by the Transfer Agent shall be a "Notice Date."

                  The Transfer Agent shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series A Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of business on the Notice Date.

                  3. Conversion Period. The Series A Preferred Stock shall become convertible into shares of Common Stock at any time during the five-year period (the "Conversion Period") commencing on the date of the definitive prospectus included within the registration statement previously filed on Form SB-2 (File No. 333-11653) with the Securities and Exchange Commission (the "Registration Statement"), which, among other things registers the issuance of the Series A Preferred Stock, pursuant to the Securities Act of 1933, as amended (the "Prospectus Date") subject to earlier automatic conversion as provided in Section C.5. below.

                  4. Conversion Number. Each share of Series A Preferred Stock shall be convertible into such number of shares of Common Stock as shall equal the Conversion Number, at the time of conversion. The Conversion Number shall equal one share, subject to adjustment as set forth in Section C.8 of this Designation.

                  5. Mandatory Conversion. Each share of Series A Preferred Stock automatically shall be converted into Common Stock on the earlier of (a) the opening of business on the fifth anniversary of the Prospectus Date or (b) the opening of business on the first business day following the date of consummation of a merger or acquisition of the Corporation (the "Business Combination") in which the outstanding capital stock of the Corporation are exchanged for either cash, property or securities (the "Consideration") of another entity if the Consideration received in the Business Combination for each share of the Common Stock is $5.00 or greater per share on a fully diluted basis. If part or all of the Consideration is other than cash, the amount of the Consideration other than cash shall be deemed to be the value as determined in good faith by the Board of Directors. The date of such automatic conversion shall be deemed to be the Notice Date with respect to such conversion.

                  6. Fractional Shares. No fractional share shall be issued upon the conversion of any shares, share or fractional share of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series A Preferred Stock by a holder thereof shall be aggregated upon such conversion for purposes of




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determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing sale price of the Corporation's Common Stock on the Notice Date multiplied by such fraction.

                  7. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  8.       Adjustment to Conversion Number and Stated Price.

                           (a)(1) As used herein "Excepted Security" includes
(i) any security of the Company described in or covered by the Registration Statement including options to be issued pursuant to the Company's stock option plans in effect on the date of filing of this Certificate, options issued or to be issued to executives pursuant to employment agreements with Charles Caserta and Frank Pascuito as described in the Registration Statement and warrants or convertible notes, (ii) options issued pursuant to any new stock option plan approved by the Company's shareholders after the filing of the Designation or
(iii) Common Stock or other securities issued pursuant to the terms of any security described in sections 8(a)(1)(i) and 8(a)(1)(ii) of this Section C or for which an adjustment was previously made pursuant to Section C.8.(f).

                              (2) As used herein, "Stated Price" shall
initially mean $5.00, and shall be subject to adjustment as provided in this Section C.8.

                           (b) If, prior to the conversion of all shares of
Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Number shall be proportionately increased and the Stated Price decreased, or if the number of outstanding shares of Common Stock is decreased by a combination, reverse stock split or reclassification of shares, or other similar event, the Conversion Number shall be proportionately decreased and the Stated Price increased.

                           (c) In case the Corporation shall at any time after
the filing date of this Designation issue or sell any shares of Common Stock (other than an Excepted Security or an issuance pursuant to Section 8(b)) for a consideration per share less than the Stated Price (as defined in Section C.8(a)(2)) on the date immediately prior to the issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Stated Price shall (until another such issuance or sale) be decreased to the price (calculated to the nearest full cent) equal to the quotient derived by dividing
(A) an amount equal to the sum of (X) the product of (i) the




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total number of shares of Common Stock outstanding immediately prior to the issuance or sale of such shares, multiplied by (ii) the Stated Price on the date immediately prior to the issuance or sale of such shares, plus (Y) the aggregate amount of consideration, if any, received by the Corporation upon the issuance or sale of such shares, by (B) the total number of shares of Common Stock outstanding immediately after the issuance or sale of such shares; provided, however, that in no event shall the Stated Price be adjusted pursuant to this computation to an amount in excess of the Stated Price in effect immediately prior to such computation. Whenever an adjustment is made to the Stated Price as provided in this Section C.8.(c), the Conversion Number shall be correspondingly increased in the ratio that the Stated Price existing immediately prior to the adjustment bears to the Stated Price existing immediately after such adjustment.

                           (d) For purposes of any computation to be made in
accordance with Section C.8(c) and (f), the following provisions shall be applicable:

                                    i) In case of the issuance or sale of shares
of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefore shall be deemed to be the amount of cash received by the Corporation for such shares before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

                                    ii) In case of the issuance or sale
(otherwise than as a dividend or other distribution of any stock of the Corporation) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Corporation.

                                    iii) Shares of Common Stock issuable by way
of dividend or other distribution on any stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

                                    iv) The reclassification of securities of
the Corporation other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section C.8(d).

                                    (e) As used in this Section C of this
Designation, "Derivative Securities" shall include any security exercisable for or convertible or exchangeable into shares of Common Stock and shall include warrants, options, convertible or exchangeable securities or rights. The number of shares of Common Stock at any one time outstanding shall include the




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aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) of any exercisable, convertible or exchangeable Derivative Securities.

                           (f) In case the Corporation shall at any time after
the filing date of this Designation issue or sell any Derivative Securities, other than Excepted Securities, for a consideration per share less than the Stated Price immediately prior to the issuance of such Derivative Securities, or without consideration, the Stated Price and Conversion Number in effect immediately prior to the issuance of such Securities, as the case may be, shall be adjusted to a price and to a number, respectively, determined by making a computation in accordance with the provisions of Section C.8(c) hereof, provided that:

                                    i) In case the Corporation shall in any
manner issue or sell Derivative Securities and the price per share for which such shares are issuable or deliverable upon the exercise, conversion or exchange of such Derivative Securities (determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue or sale of such exercise, conversion or exchange, plus the total minimum amount of additional consideration payable to the Corporation upon the exercise, conversion or exchange by (II) the total maximum number of shares issuable or deliverable upon the exercise, conversion or exchange of such Derivative Securities) shall be less than the Stated Price in effect immediately prior to the time of the issue or sale of such Derivative Securities, then the issue or sale of such Derivative Securities shall be deemed to be an issue or a sale (as of the date of the issue or sale of such Derivative Securities) and the amount received or receivable by the Corporation as consideration for the issue or sale of such Derivative Securities, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise, conversion or exchange of such Derivative Securities, shall be deemed to be the consideration actually received by the Corporation (as of the date of the issue or sale of such Derivative Securities) for the issue or sale of such shares of Common Stock;

                                    ii) If the exercise price or the rate of
conversion or exchange of any Derivative Securities shall decrease at any time while any shares of Series A Preferred Stock remain outstanding, whether by reason of provisions with respect thereto designed to protect against dilution or otherwise, then in case of delivery of Common Stock upon the exercise, conversion or exchange of any such Derivative Securities, the Stated Price shall forthwith be decreased to such Stated Price as would have been obtained had the adjustment made upon the issuance of such Derivative Securities been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock so delivered which in case is less than such consideration utilized in making any adjustment pursuant to Section 8(f)(i).

                                    iii) Upon expiration or cancellation of any
such Derivative Securities an adjustment shall be made to the Stated Price and the Conversion Number to account for the number of shares of Common Stock no longer subject to issuance as a result of such expiration or cancellation.

                           (g) Except as set forth in Section C.5 of this
Designation, if prior to the conversion of all shares of Series A Preferred Stock, there shall be any merger, consolidation,




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exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be exchanged into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity and/or shall be exchanged in whole or in part for cash, then the holders of Series A
Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock, cash and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Number and Stated Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock, other securities and/or cash as, in accordance with the foregoing provisions, the holders of the Series A Preferred Stock may be entitled to purchase.

                           (h) Except to the extent that Section A may be
applicable, in the event that the Corporation shall at any time prior to the conversion of all of the Series A Preferred Stock declare a dividend (other than a dividend consisting solely of shares of Common Stock, in which even the provisions of Section C.8(b) shall apply) or otherwise distribute to its holders of Common Stock any assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Corporation or by another, or any other thing of value, the holders of the unconverted Series A Preferred Stock shall thereafter be entitled, in addition to the shares of Common Stock or other securities and property receivable upon the conversion thereof, to receive, upon the conversion of such Series A Preferred Stock, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Series A Preferred Stock had been converted immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Corporation shall make appropriate reserves to ensure the timely performance of the provisions of this Section C.8(h).

         D. Voting. Except as otherwise provided by the General Corporation Law of the State of Delaware, the holders of the Series A Preferred Stock shall have one vote per share of Series A Preferred Stock. All matters requiring a vote of the stockholders of the Corporation shall require approval of the Series A Preferred Stock, voting separately as a class, except that with respect to the election of the directors of the Corporation, the Series A Preferred Stock and Common Stock shall vote together as one class.

         E. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written




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consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (1) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;

                  (2) create any new class or series of stock being on a parity with or having a preference over the Series A Preferred Stock with respect to dividends or distributions or, to payments upon Liquidation (as provided for in Section B of this Designation); or

                  (3) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         F. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware.

Signed on January 31, 1997.

                                       IFS INTERNATIONAL, INC.


                                       By:
                                           ---------------------------------
                                                 Frank A. Pascuito,
                                                 Chief Executive Officer
Attest:


By:
    --------------------------------
        Carmen Pascuito, Secretary





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